Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2019 relating to the consolidated financial statements of Avadel Pharmaceuticals plc and the effectiveness of Avadel Pharmaceuticals plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Avadel Pharmaceuticals plc for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

February 4, 2020